EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, which incorporates by reference the Prior Registration Statements on form S-8 (File Nos. 333-256763 and 333-218691) of First Mid Bancshares, Inc. (the "Company") of our reports dated February 28, 2025, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

St. Louis, Missouri

June 30, 2025